Exhibit 2.2

AGREEMENT TO SETTLE LITIGATION

among:

SYNOPSYS, INC.,

a Delaware corporation;

and

Walter Chan, An-Chang Deng, Iouri Feinberg, Andrei Tcherniaev, Jeh-Fu Tuan and Sang S.

Wang

Dated as of November 30, 2004

SECTION 1.	ACTIONS IN CONNECTION WITH CONSUMMATION OF MERGER

1.1	Actions Prior to Closing

1.2	Actions at Closing.

1.3	Right of Setoff

1.4	Release of Claims

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF SPECIFIED INDIVIDUALS

2.1	Stock Ownership, Etc

2.2	Tax Matters

2.3	Released Claims

2.4	Indemnification Contracts

2.5	Intellectual Property

2.6	Litigation

2.7	Authority; Binding Nature of Agreements

2.8	Non-Contravention; Consents

2.9	Capacity to Perform

2.10	Residence

2.11	Adequate Representation

2.12	SEC Filings

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 4.	CERTAIN PRE-CLOSING COVENANTS OF SPECIFIED INDIVIDUALS

4.1	Notification

4.2	Access

4.3	Efforts; Actions

4.4	Performance of Duties

4.5	No Share Transactions

SECTION 5.	TAX REPORTING

SECTION 6.	INDEMNIFICATION BY SPECIFIED INDIVIDUALS

6.1	Survival of Representations and Covenants

6.2	Indemnification by Specified Individuals

6.3	No Contribution

i

6.4	Nonexclusivity of Indemnification Remedies

6.5	Exercise of Remedies by Indemnitees other than Parent

SECTION 7.	MISCELLANEOUS PROVISIONS

7.1	Further Assurances

7.2	Attorneys’ Fees

7.3	Notices

7.4	Confidentiality and Publicity

7.5	Headings

7.6	Counterparts

7.7	Governing Law; Venue

7.8	Successors and Assigns

7.9	Remedies Cumulative; Specific Performance

7.10	Waiver

7.11	Amendments

7.12	Termination

7.13	Non-Exclusivity

7.14	Severability

7.15	Entire Agreement

7.16	Construction

ii

AGREEMENT TO SETTLE LITIGATION

THIS AGREEMENT TO SETTLE LITIGATION (“Settlement Agreement”) is made and entered into as of November 30, 2004, by and among SYNOPSYS, INC., a Delaware corporation (“Parent”), and the following individuals (the “Specified Individuals”):  Walter Chan, An-Chang Deng, Iouri Feinberg, Andrei Tcherniaev, Jeh-Fu Tuan and Sang S. Wang.

RECITALS

A.                                    The Specified Individuals are employees and stockholders of Nassda Corporation, a Delaware corporation (the “Company”).

B.                                    The Specified Individuals are named as defendants in a pending lawsuit commenced by Parent, captioned Synopsys, Inc. v. An-Chang Deng, Nassda Corporation et al.; Superior Court of the State of California, County of Santa Clara; No. CV 787950 (the “State Court Action”).

C.                                    Contemporaneously with the execution and delivery of this Settlement Agreement: (i) the Company, Parent and a wholly-owned subsidiary of Parent (“Merger Sub”) are entering into an Agreement of Merger (such Agreement of Merger, as it may be amended or supplemented from time to time (including in connection with any of the matters described in Section 8.1(h) thereof), the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”); (ii) the Specified Individuals are entering into Voting Agreements in favor of Parent and Proxies related thereto; (iii) the Company, Parent and the Specified Individuals are entering into a Stipulation to Stay Action and Tolling Agreement relating to the State Court Action; (iv) the Specified Individuals are entering into Intellectual Property Assignment Agreements in favor of the Company; (v) the Specified Individuals are executing resignation letters, to take effect immediately prior to the consummation of the Merger; (vi) the Specified Individuals are entering into Relinquishment Agreements in favor of the Company and Parent, to take effect immediately prior to the consummation of the Merger; and (vii) the Specified Individuals are entering into Noncompetition Agreements, Consulting Agreements and Cooperation and Support Agreements in favor of the Company and Parent, to take effect upon consummation of the Merger.  Certain capitalized terms used but not otherwise defined in this Settlement Agreement have the meanings assigned to them in the Merger Agreement.  Certain other capitalized terms are defined in Exhibit A to this Settlement Agreement.

D.                                    Parent and the Specified Individuals wish to settle the State Court Action in its entirety in connection with the Merger.

AGREEMENT

The parties to this Settlement Agreement, intending to be legally bound, agree as follows:

SECTION 1.                            ACTIONS IN CONNECTION WITH CONSUMMATION OF MERGER

1.1                               Actions Prior to Closing.

(a)                                  On the date that is eight days prior to the Closing Date, each Specified Individual shall execute an ADEA Waiver, dated as of the date that is eight days prior to the Closing Date and effective immediately after the Closing, in the form of Exhibit B.

(b)                                  On the Closing Date but prior to the Closing, each Specified Individual shall execute and deliver to the Company a written resignation of employment, dated as of the Closing Date and effective immediately prior to the Closing, in the form of Exhibit C.

1.2                               Actions at Closing.

(a)                                  At the Closing, each Specified Individual shall:

(i)                                    execute and deliver to the Company and Parent a General Release, dated as of the Closing Date and effective immediately after the Closing, in the form of Exhibit D;

(ii)                                deliver to the Company and Parent the ADEA Waiver referred to in Section 1.1(a), which shall not have been revoked;

(iii)                            execute and deliver to Parent a certificate, dated as of the Closing Date and effective as of the Closing, in the form of Exhibit E; and

(iv)                               subject to Section 1.3(b), cause to be paid to Parent, in cash, the dollar amount set forth opposite the name of such Specified Individual on Exhibit F (such Specified Individual’s “Settlement Amount”).

(b)                                  At the Closing, Parent shall execute and deliver, and shall cause the Company to execute and deliver, to each Specified Individual who has executed and delivered to Parent each of the documents to be executed by him pursuant to Sections 1.1(b), 1.2(a)(i), 1.2(a)(ii) and 1.2(a)(iii), a Release of Claims, dated as of the Closing Date and effective as of the Closing, in the form of Exhibit G.

(c)                                  At the Closing, Parent shall execute a request for dismissal in the form of Exhibit H to be effective as of the Closing with respect to each Specified Individual who has executed and delivered to Parent each of the documents to be executed by him pursuant to Sections 1.1(b), 1.2(a)(i), 1.2(a)(ii) and 1.2(a)(iii), to be filed with the Superior Court of the State of California as soon as practicable after the Closing.

1.3                               Right of Setoff.

(a)                                  Each Specified Individual acknowledges and agrees that (without limiting any right of setoff or other similar right that Parent may have at common law or otherwise) Parent shall have the right to withhold and deduct such Specified Individual’s Settlement

Amount from (i) any amount otherwise payable to such Specified Individual pursuant to Section 1.5 of the Merger Agreement and (ii) any amount otherwise payable to the Associates of such Specified Individual identified on Exhibit F pursuant to Section 1.5 of the Merger Agreement.  The withholding and deduction of such Settlement Amount shall operate for all purposes as a complete discharge (to the extent of such Settlement Amount) of the obligation to pay the amount from which such Settlement Amount was withheld and deducted.  Parent shall have the right to deliver to the Payment Agent instructions that are consistent with Parent’s rights under this Section 1.3, and the Payment Agent shall be entitled to follow and rely upon, and shall be fully protected in following and relying upon, such instructions.

(b)                                  In lieu of paying his Settlement Amount to Parent in cash at the Closing pursuant to Section 1.2(a)(iv), any Eligible Specified Individual (as defined below) may make an election to require Parent to exercise its rights under Section 1.3(a) with respect to such Settlement Amount (a “Setoff Election”).  To make a valid Setoff Election, a Eligible Specified Individual must provide Parent and the Payment Agent with written notice of such Setoff Election at least two days prior to the Closing Date.  If a Eligible Specified Individual makes a valid Setoff Election, then (i) Parent shall, pursuant to Section 1.3(a), withhold and deduct such Eligible Specified Individual’s Settlement Amount from (A) any amount otherwise payable to such Eligible Specified Individual under Section 1.5 of the Merger Agreement and (B) any amount otherwise payable to the Associates of such Specified Individual identified on Exhibit F pursuant to Section 1.5 of the Merger Agreement, and (ii) upon the withholding and deduction of such Settlement Amount, the obligation of such Eligible Specified Individual to pay his Settlement Amount to Parent shall be deemed to have been satisfied.  For purposes of this Section 1.3(b), and notwithstanding anything in Section 7.13(a) to the contrary, a Specified Individual shall be deemed to be an “Eligible Specified Individual” only if (1) such Specified Individual shall not have materially breached any covenant or obligation contained in this Settlement Agreement or any Related Document and (2) each of such Specified Individual’s representations and warranties contained in this Settlement Agreement and the Related Documents is accurate in all material respects as of the Closing Date as if made on and as of the Closing Date; provided, however, that notwithstanding the foregoing, if Parent fails to notify a Specified Individual at least five days prior to the Closing Date that Parent believes that such Specified Individual is not an Eligible Specified Individual, such Specified Individual shall be deemed to be an Eligible Specified Individual.

1.4                               Release of Claims.

(a)                                  Effective as of the Closing, each Specified Individual, for himself and for each of such Specified Individual’s Affiliated Parties, generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees from, and irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims; provided, however, that such Specified Individual shall not be deemed to have released his Preserved Rights (as defined in the next sentence).  A Specified Individual’s “Preserved Rights” shall mean (i) any rights such Specified Individual may have under this Settlement Agreement, (ii) any rights such Specified Individual may have under the Consulting Agreement entered into by such Specified Individual in favor of the Company and Parent, (iii) any rights such Specified Individual may have under the Indemnification Agreement between the Company and such

Specified Individual identified on Schedule 2.4, or any indemnification rights such Specified Individual may have against the Company under applicable law for his conduct as an employee of the Company prior to the Closing and (iv) any rights such Specified Individual may have under the Release of Claims entered into by Parent and the Company in favor of such Specified Individual; provided, however, that a Specified Individual’s “Preserved Rights” shall not include any of the following (and such Specified Individual shall accordingly be deemed to have released and discharged all of the following): (A) any rights to indemnification, reimbursement or recovery with respect to any matter arising under or in connection with (i) this Settlement Agreement or any of the Related Documents, (ii) any other document executed or delivered by such Specified Individual pursuant to this Settlement Agreement or any of the Related Documents, (iii) any transaction or action effected pursuant to or contemplated by this Settlement Agreement or any of the Related Documents, (iv) any claim or cause of action arising out of or relating to any inaccuracy in or a breach of any of the representations, warranties, covenants or obligations of such Specified Individual as set forth in this Settlement Agreement or any of the Related Documents or (v) the State Court Action or the Federal Court Actions; (B) any rights such Specified Individual may have under any provision of such Indemnification Agreement relating to officer and director liability insurance; and (C) any rights relating directly or indirectly to any claim that may be asserted against such Specified Individual by any other Specified Individual or by any Associate of any Specified Individual.  In addition, in the event that a Specified Individual fails to execute and deliver to Parent at the Closing each of the documents to be executed by him pursuant to Sections 1.1(b), 1.2(a)(i), 1.2(a)(ii) and 1.2(a)(iii), such Specified Individual’s “Preserved Rights” shall not include (and such Specified Individual shall accordingly be deemed to have released and discharged) any rights to indemnification, reimbursement or recovery such Specified Individual may otherwise have had under the Indemnification Agreement between the Company and such Specified Individual identified on Schedule 2.4, or any indemnification rights such Specified Individual may otherwise have had against the Company under applicable law for his conduct as an employee of the Company, with respect to any event occurring or fact or circumstance existing during the period from the date of this Settlement Agreement through and including the Closing Date.

(b)                                  Each Specified Individual (i) represents, warrants and acknowledges that such Specified Individual has been fully advised by his attorney of the contents of Section 1542 of the Civil Code of the State of California and (ii) hereby expressly waives the benefits thereof and any rights such Specified Individual may have thereunder.  Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each Specified Individual also hereby waives the benefits of, and any rights such Specified Individual may have under, any statute or common law principle of similar effect in any jurisdiction.

(c)                                  Nothing in this Section 1.4 shall limit the effect of the General Releases to be executed and delivered by the Specified Individuals at the Closing pursuant to Section 1.2(a)(i).

SECTION 2.                            REPRESENTATIONS AND WARRANTIES OF SPECIFIED INDIVIDUALS

Each Specified Individual represents and warrants to Parent and the other Indemnitees as follows:

2.1                               Stock Ownership, Etc.

(a)                                  The information set forth in Schedule 2.1(a) with respect to the shares of Company Common Stock owned (of record or beneficially) by such Specified Individual (such Specified Individual’s “Shares”) and with respect to the options to purchase shares of Company Common Stock held by such Specified Individual (such Specified Individual’s “Options”) is accurate and complete.  Except as set forth in Schedule 2.1(a), such Specified Individual owns his Shares and holds his Options free of any Encumbrances.  Such Specified Individual has delivered to Parent accurate and complete copies of all stock certificates evidencing his Shares and all documentation evidencing or otherwise relating to his Options, to the extent such documentation exists.  None of such Specified Individual’s Shares are subject to repurchase by the Company or any other Person.

(b)                                  Except as set forth in Schedule 2.1(b), such Specified Individual has not exercised any option or other right to purchase shares of Company Common Stock, and has not otherwise acquired or disposed of any shares of Company Common Stock, since January 1, 2000.

(c)                                  Except as set forth in Schedule 2.1(a), such Specified Individual does not directly or indirectly own (of record or beneficially) any shares of capital stock or other securities of any Acquired Corporation, or any option, warrant or other right (whether or not currently exercisable) to acquire (by purchase, exercise, conversion or otherwise) any shares of capital stock or other securities of any Acquired Corporation.

(d)                                  All of such Specified Individual’s Associates who own (of record or beneficially) any shares of Company Common Stock or other securities of any Acquired Corporation are identified beneath such Specified Individual’s name on Schedule 2.1(d).  The information set forth in Schedule 2.1(d) with respect to the shares of Company Common Stock owned (of record or beneficially) by each such Associate (such Associate’s “Shares”) is accurate and complete.  Except as set forth in Schedule 2.1(d), each Associate of such Specified Individual owns such Associate’s Shares free of any Encumbrances.  No Shares held by any Associate of such Specified Individual are subject to repurchase by the Company or any other Person.  Such Specified Individual has delivered to Parent accurate and complete copies of all stock certificates evidencing such Associate’s Shares.

(e)                                  Except as set forth in Schedule 2.1(e), to the best of the actual knowledge of each Specified Individual, none of such Specified Individual’s Associates has acquired or disposed of any shares of Company Common Stock, since January 1, 2000.

(f)                                    Except as set forth in Schedule 2.1(d), none of such Specified Individual’s Associates directly or indirectly owns (of record or beneficially) any shares of capital stock or other securities of any Acquired Corporation, or any option, warrant or other right (whether or not currently exercisable) to acquire (by purchase, exercise, conversion or otherwise) any shares of capital stock or other securities of any Acquired Corporation.  No Associate of such Specified Individual has ever held any option, warrant or other right (whether or not currently exercisable) to acquire (by purchase, exercise, conversion or otherwise) any shares of capital stock or other securities of any Acquired Corporation.

2.2                               Tax Matters.  Such Specified Individual’s tax basis in his Shares is set forth beneath such Specified Individual’s name on Schedule 2.1(a).  The tax basis of each Associate of such Specified Individual in such Associate’s Shares is set forth beneath such Associate’s name on Schedule 2.1(d).

2.3                               Released Claims.  Such Specified Individual has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part.  No other Person has any interest in any of the Released Claims.  No Affiliated Party of such Specified Individual has, had or may have any Claim against any of the Releasees.  No Affiliated Party of such Specified Individual will have in the future any Claim against any Releasee that arises directly or indirectly from, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the Closing Date.

2.4                               Indemnification Contracts.  Schedule 2.4(i) accurately identifies each Indemnification Contract and each other indemnification or similar arrangement under which such Specified Individual has, had or may have any rights, other than any indemnification rights such Specified Individual may have against the Company under applicable law for his conduct as an employee of the Company prior to the Closing, and (ii) provides an accurate and complete breakdown of any amounts that have been paid or advanced by any Acquired Corporation or any insurance carrier, and any amounts that may be owed by any Acquired Corporation or any insurance carrier, under or with respect to each such Indemnification Contract or other arrangement.  No such Indemnification Contract or other arrangement has ever been amended and, except as set forth in Schedule 2.4, none of the Acquired Corporations has waived any rights it may have to repayment of advancements for expenses, or any of its other rights, under any such Indemnification Contract or arrangement.

2.5                               Intellectual Property.  Such Specified Individual:

(a)                                  has not, to the best of his actual knowledge, infringed, misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any Acquired Corporation;

(b)                                  has not, to the best of his actual knowledge, incorporated into any Company Software, or otherwise used in the course of designing or developing any Company Software, any source code, algorithm or other Intellectual Property of a third party in a manner that constituted copyright infringement or trade secret misappropriation; provided, however, that no representation or warranty is made in this Section 2.5(b) that such Specified Individual has not infringed, misappropriated, violated or made unlawful use of or otherwise unlawfully acquired or used any Intellectual Property Rights of Parent;

(c)                                  has not sold, assigned, transferred or conveyed, or attempted or purported to sell, assign, transfer or convey, to any Person other than an Acquired Corporation, any right, title or interest (including any license or similar rights) to or in any Company IP or any Intellectual Property that such Specified Individual conceived, created, invented, developed or reduced to practice at any time since the beginning of his association with the Company; and

(d)                                  has not, to the best of his actual knowledge, (i) disclosed or otherwise provided to any Person any confidential or proprietary information (including trade secrets and proprietary know-how and including any Company Software source code) of any Acquired Corporation in breach of his duties (including fiduciary duties and contractual duties) to any Acquired Corporation or (ii) intentionally assisted any Person in infringing, misappropriating or otherwise violating or making unlawful use of any Company IP.

2.6                               Litigation.  Such Specified Individual believes in good faith that he has Made Available to Parent all Stockholder Lawsuit Documents; provided, however, that such Specified Individual does not hereby represent that he has Made Available to Parent any Stockholder Lawsuit Document if such Stockholder Lawsuit Document has otherwise been provided to or obtained by Parent, or if (1) the disclosure of the contents of such Stockholder Lawsuit Document to Parent would reasonably be expected to result in the loss of an attorney-client privilege or attorney work product privilege held by the Company with respect to such Stockholder Lawsuit Document and (2) the Company continues to hold such privilege with respect to such Stockholder Lawsuit Document continuously at all times through and including the Closing Date. Without limiting any of the foregoing, such Specified Individual has complied in all respects with all discovery requests in the State Court Action, other than pursuant to objections permitted by California law, protective orders granted by an applicable court or discovery referee, limited or otherwise described in any order or finding of an applicable court or discovery referee or matters presently the subject of a written notice of dispute between the parties.  “Stockholder Lawsuit Document” shall mean any document, record, written material or other information in written or readable form that (i) contains analysis or discussion of either of the Stockholder Lawsuits or (ii) contains analysis or discussion of (A) the disclosure to members of the general public (whether via a press release, a statement, report, schedule, form or other document filed with the SEC or otherwise) by the Company of the State Court Action, either of the Federal Court Actions or any of the alleged acts or omissions that are the subject of any of the State Court Action or Federal Court Actions, or (B) the alleged failure to make any such disclosure.

2.7                               Authority; Binding Nature of Agreements.

(a)                                  Such Specified Individual has the absolute and unrestricted right, power and capacity to enter into and to perform his obligations under this Settlement Agreement and each Related Document executed or to be executed by him.  This Settlement Agreement and the Related Documents being executed by such Specified Individual contemporaneously with the execution of this Settlement Agreement constitute the legal, valid and binding obligations of such Specified Individual, enforceable against him in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Upon the execution and delivery of those Related Documents to be executed by such Specified Individual at or before the Closing, such Related Documents will (upon execution and delivery by such Specified Individual) constitute the legal, valid and binding obligations of such Specified Individual, and will be enforceable against him in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)                                  The spouse of such Specified Individual has the absolute and unrestricted right, power and capacity to execute and deliver and to perform her obligations contained in the Spousal Consent executed by her and delivered to Parent contemporaneously with the execution of this Settlement Agreement.  Said Spousal Consent constitutes the legal, valid and binding obligation of such spouse, enforceable against her in accordance with its terms.

(c)                                  Such Specified Individual agrees that the “Agreement and Acknowledgment by Certain Associates” that follows the signature page to this Settlement Agreement (the “Associate Acknowledgment”) is an integral part of this Settlement Agreement and that he is bound by all of the terms and provisions of the Associate Acknowledgment.

2.8                               Non-Contravention; Consents.  Neither the execution and delivery by such Specified Individual of this Settlement Agreement or any Related Document, nor the consummation or performance of any of the other Specified Actions, will directly or indirectly (with or without notice or lapse of time):

(a)                                  contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree applicable to him or by which he or any of his properties is or may be bound or affected;

(b)                                  contravene, conflict with or result in a violation or breach of, or a default under any provision of, any Contract to which he is a party or by which he is bound; or

(c)                                  result in the creation of any Encumbrance on any of his Shares or any of the Shares of any of his Associates.

Such Specified Individual was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any of his Associates or any other Person in connection with the execution and delivery of this Settlement Agreement or any of the Related Documents or the consummation or performance of any of the Specified Actions.

2.9                               Capacity to Perform.

(a)                                  Such Specified Individual has the capacity to comply with and perform all of his covenants and obligations contained in this Settlement Agreement and each Related Document executed or to be executed by him.

(b)                                  Such Specified Individual:

(i)                                    has not, at any time since December 1, 1999, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against him, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of his assets, (D) admitted in writing his inability to pay any of his debts as they become due, (E) been convicted of, or pleaded guilty to, any felony, or (F) taken or been the subject of any action that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations contained in this Settlement Agreement or any Related Document; and

(ii)                                is not subject to any order, writ, injunction, judgment or decree that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations contained in this Settlement Agreement or any Related Document.

(c)                                  Other than the Stockholder Lawsuits, the State Court Action and the Federal Court Actions, there is no claim or Legal Proceeding pending, and no Person has threatened to assert or commence any claim or Legal Proceeding, that could reasonably be expected to have an adverse effect on his ability to comply with or perform any of his covenants or obligations contained in this Settlement Agreement or any Related Document.  To the best of the actual knowledge of such Specified Individual, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the assertion or commencement of any such claim or Legal Proceeding.

2.10                        Residence.  Such Specified Individual is a bona fide resident of, and is domiciled in, the State of California.

2.11                        Adequate Representation.  Such Specified Individual has read, is familiar with the contents of and understands this Settlement Agreement and the Merger Agreement, and each other Related Document executed or to be executed by him, and has been represented by counsel of his own choosing in connection with this Settlement Agreement, the Related Documents and the Specified Actions.

2.12                        SEC Filings.  To the best of the actual knowledge of such Specified Individual, the information relating to such Specified Individual and his ownership of securities of the Company, his employment by the Acquired Corporations, his service as a director and/or officer of the Acquired Corporations and his business relationships with the Acquired Corporations that such Specified Individual provided to the Company in connection with the preparation by the Company of any Company SEC Document filed since January 1, 2004 was accurate and complete in all material respects as of the date on which such information was provided by him to the Company and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 3.                            REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Specified Individuals that: (a) Parent has all necessary corporate power and authority to enter into and to perform its obligations contained in this Settlement Agreement and the Releases referred to in Section 1.2(b); (b) and the execution, delivery and performance by Parent of this Settlement Agreement and such Releases have been duly authorized by any necessary action on the part of Parent and its board of directors; (c) this Settlement Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (d) upon the execution of such Releases at the Closing, such Releases will be enforceable against Parent in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 4.                            CERTAIN PRE-CLOSING COVENANTS OF SPECIFIED INDIVIDUALS

4.1                               Notification.  During the Pre-Closing Period, without limiting any obligations of Parent under the Confidentiality Agreement, each Specified Individual shall promptly notify Parent in writing of each of the following events, except to the extent that the Company or another Specified Individual has previously provided written notice of such event to Parent:

(a)                                  the discovery by such Specified Individual of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Settlement Agreement and that could reasonably be expected to cause or constitute a material inaccuracy of any representation or warranty made by such Specified Individual in this Settlement Agreement or any of the Related Documents;

(b)                                  such Specified Individual obtaining actual knowledge of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Settlement Agreement and that could reasonably be expected to cause or constitute a material inaccuracy of any representation or warranty made by such Specified Individual in this Settlement Agreement or any Related Document if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or other circumstance or (B) such event, condition, fact or other circumstance had occurred, arisen or existed on or prior to the date of this Settlement Agreement;

(c)                                  such Specified Individual obtaining actual knowledge of any breach in any material respect of any covenant or obligation of such Specified Individual in this Settlement Agreement or any Related Document;

(d)                                  any material claim that is asserted, commenced or threatened against such Specified Individual other than in the ordinary course of such Specified Individual’s affairs;

(e)                                  any Legal Proceeding that is asserted, commenced or threatened against such Specified Individual; and

(f)                                    any material development in or relating to either of the Stockholder Lawsuits.

No notification given to Parent pursuant to this Section 4.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Specified Individuals contained in this Settlement Agreement.

4.2                               Access.  During the Pre-Closing Period, without limiting any obligations of Parent under the Confidentiality Agreement, each Specified Individual shall, and shall cause his Representatives to, provide Parent with any document or information that Parent may reasonably request (a) relating to such Specified Individual or any of his Associates, to the extent such information relates to either of the Stockholder Lawsuits, any of his Shares or Options or any Company Contract under which he or any of his Associates may have any rights or obligations, or (b) in order to verify the accuracy of the representations and warranties made by such Specified Individual and contained in this Settlement Agreement or in any of the Related Documents.

4.3                               Efforts; Actions.

(a)                                  Each Specified Individual shall use reasonable efforts to cause to be taken all actions necessary to (i) assist the Company in complying with and performing the Company’s covenants contained in the Merger Agreement and (ii) make effective the Specified Actions.

(b)                                  No Specified Individual shall settle or agree, commit or offer to settle, or take any significant strategic action with respect to, either of the Stockholder Lawsuits or any other material Legal Proceeding commenced on or after the date of this Settlement Agreement without having obtained Parent’s prior written consent.  Each Specified Individual shall permit legal counsel selected by Parent, in its sole discretion, to associate in the defense of the Stockholder Lawsuits and any similar Legal Proceeding, including association in matters of strategy and tactics.

(c)                                  During the Pre-Closing Period, each Specified Individual shall provide all cooperation and support requested by Parent or the Company in connection with (i) the Stockholder Lawsuits and (ii) any and all claims, demands, suits or actions to which the Company is or becomes a party or to which the Company expects it may become a party (such claims, demands, suits and actions being referred to collectively as the “Other Matters”).  Such cooperation and support may include providing information, affidavits and testimony requested by Parent or the Company in connection with the Stockholder Lawsuits and any Other Matter, being available for assistance with case development, document review and analysis, interviews, depositions, hearings and trials, and other appropriate activities in connection with such

Stockholder Lawsuit or Other Matter.  Regardless of whether Parent or the Company requests any such cooperation or support, no Specified Individual shall cooperate with, assist, or support of the defense in any manner, directly or indirectly, with respect to either of the Stockholder Lawsuits or any Other Matter.

(d)                                  Each Specified Individual shall use his best efforts to ensure that (i) all information relating to such Specified Individual and his ownership of securities of the Company, his past actions and his relationships with the Acquired Corporations that is provided by such Specified Individual to the Company in connection with the preparation by the Company of the Proxy Statement (as it may be amended or supplemented) is, to the best of the actual knowledge of such Specified Individual, (A) accurate and complete in all material respects as of the date on which such information is provided by him to the Company and (B) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.4                               Performance of Duties.  During the Pre-Closing Period, each Specified Individual (other than any Specified Individual who is identified in Part 2.17(s) of the Disclosure Schedule as not being an active employee as of the date of this Settlement Agreement) shall remain a director, officer or employee of the Company (to the extent he serves in any of such capacities as of the date of this Settlement Agreement) and shall perform diligently his duties as a director, officer and employee of the Company with a view to assisting each Acquired Corporation in: (a) conducting its business and operations (i) in the ordinary course and in accordance with past practices and (ii) in compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; and (b) preserving intact its current business organization, keeps available the services of its current officers and other employees (including the other Specified Individuals) and maintains its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with such Acquired Corporation.

4.5                               No Share Transactions.  Each Specified Individual agrees that he shall not, and shall use reasonable efforts to cause his Associates not to, directly or indirectly, (a) acquire (whether of record or beneficially) any shares of Company Common Stock (whether by purchase, exercise, conversion or otherwise) or any subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Company Common Stock or (b) cause or permit any Transfer of any of such Specified Individual’s Shares or Options, or any such Associate’s Shares, to be effected.  A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person; (b) enters into a Contract contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person; or (c) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

SECTION 5.                            TAX REPORTING

Each Specified Individual shall report, as taxable gain on his Tax Returns, the full amount payable to such Specified Individual pursuant to Section 1.5 of the Merger Agreement (minus such Specified Individual’s tax basis in his Shares as reflected on Schedule 2.1(a)) without adding to the basis of such Shares or otherwise deducting the amount paid by him to Parent pursuant to Section 1.2(a)(iv).  No Specified Individual shall amend or modify any such Tax Return as it relates to the Merger or any of the other Specified Actions. Each Specified Individual shall, from time to time following the Closing Date, take such of the following actions as Parent shall have requested in writing: (a) certify to Parent in writing that such Specified Individual is and has at all times been in full compliance with the provisions of this Section 5; and (b) provide to Parent a written attestation, from the professional who has prepared such Specified Individual’s Tax Returns described above, to the effect that such Tax Returns have been prepared in full compliance with the provisions of this Section 5.

SECTION 6.                            INDEMNIFICATION BY SPECIFIED INDIVIDUALS

6.1                               Survival of Representations and Covenants.  The representations, warranties, covenants and obligations of each Specified Individual contained in this Settlement Agreement and the Related Documents and the representations, warranties, covenants and obligations of each Associated Person contained in the Associate Acknowledgment shall survive (without limitation) the Closing and the Merger for an unlimited period of time and shall remain in full force and effect.  The representations, warranties, covenants and obligations of the Specified Individuals contained in this Settlement Agreement and the Related Documents and the representations, warranties, covenants and obligations of each Associated Person contained in the Associate Acknowledgment shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge alleged to have been obtained by, any of the Indemnitees or any of their Representatives.  For purposes of this Settlement Agreement, each statement or other item of information relating to a Specified Individual set forth in any of the Schedules to this Settlement Agreement shall be deemed to be a representation and warranty made by such Specified Individual in this Settlement Agreement.

6.2                               Indemnification by Specified Individuals.  Each Specified Individual shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of:

(a)                                  any material inaccuracy in any representation or warranty made by such Specified Individual in this Settlement Agreement or any Related Document (or made by any of such Specified Individual’s Associated Persons in the Associate Acknowledgment) as of the date of this Settlement Agreement (provided that all materiality qualifications that are contained in such representations and warranties shall be disregarded);

(b)                                  any material inaccuracy in any representation or warranty made by such Specified Individual in this Settlement Agreement or any Related Document (or made by any of such Specified Individual’s Associated Persons in the Associate Acknowledgment) as if such representation and warranty had been made on and as of the Closing Date (provided that all materiality qualifications that are contained in such representations and warranties shall be disregarded);

(c)                                  any material inaccuracy in any representation, warranty, certification or statement of such Specified Individual contained in the certificate referred to in Section 1.2(a)(iii) (provided that all materiality qualifications that are contained in such representations, warranties, certifications and statements shall be disregarded);

(d)                                  any material breach of any covenant or obligation of such Specified Individual in this Settlement Agreement or any Related Document (or of any of such Specified Individual’s Associated Persons in the Associate Acknowledgment) (provided that all materiality qualifications that are contained in such covenants and obligations shall be disregarded); or

(e)                                  any Legal Proceeding that is commenced by or against any Indemnitee and that arises from any actual or alleged inaccuracy or actual or alleged breach of the type referred to in clause “(a),” “(b),” “(c)” or “(d)” above or the circumstances giving rise to such actual or alleged inaccuracy or actual or alleged breach (including any Legal Proceeding commenced by any Indemnitee against such Specified Individual in good faith for the purpose of enforcing any of such Indemnitee’s rights under this Section 6).

6.3                               No Contribution.  Each Specified Individual waives, and acknowledges and agrees that such Specified Individual shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against any Acquired Corporation in connection with any indemnification obligation or any related liability to which such Specified Individual may become subject under this Settlement Agreement in connection with the Merger or any of the Specified Actions.

6.4                               Nonexclusivity of Indemnification Remedies.  The indemnification remedies and other remedies provided in this Section 6 shall not be deemed to be exclusive.  Accordingly, the exercise by any Indemnitee of any of its rights under this Section 6 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Indemnitee may be entitled to exercise (whether under this Settlement Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

6.5                               Exercise of Remedies by Indemnitees other than Parent.  No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Settlement Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 7.                            MISCELLANEOUS PROVISIONS

7.1                               Further Assurances.  From time to time and without additional consideration, each Specified Individual shall (at such Specified Individual’s sole expense) execute and deliver, or cause to be executed and delivered, such further documents, certificates, agreements and instruments, and shall (at such Specified Individual’s sole expense) take such further actions, as Parent may request that are reasonably necessary for the purpose of carrying out and furthering the intent and purposes of this Settlement Agreement and the Related Documents; provided, however, that (a) if the taking of any of the foregoing actions would otherwise be covered by the terms of the Cooperation and Support Agreement to which such Specified Individual is a party, such Specified Individual shall be entitled to compensation with respect thereto to the extent provided in such Cooperation and Support Agreement, and (b) if the taking of any of the foregoing actions would not otherwise be covered by the terms of the Cooperation and Support Agreement to which such Specified Individual is a party, but the taking of such action would otherwise be covered by the terms of the Consulting Agreement to which such Specified Individual is a party, such Specified Individual shall be entitled to compensation with respect thereto to the extent provided in such Consulting Agreement.

7.2                               Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Settlement Agreement or any of the other agreements and documents referred to in Sections 1.1(b) and 1.2(a)(iii), or relating to the enforcement of any provision of this Settlement Agreement or any of such other agreements and documents, is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). The reasonableness of any fees, costs or other disbursements claimed by the prevailing party shall be determined by considering, among other factors, the fees, costs and disbursements of the non-prevailing party and any offers or attempts by the non-prevailing party to resolve the matter and thereby to minimize fees and costs.

7.3                               Notices.  All notices, requests, instructions or other documents or communications to be given or delivered under this Settlement Agreement shall be in writing and shall be deemed given or delivered (i) when sent if sent by facsimile (provided that the fax is promptly confirmed by telephone confirmation thereof), (ii) when delivered, if delivered personally to the intended recipient and (iii) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address or facsimile telephone number for such party (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Synopsys, Inc.

700 East Middlefield Road

Mountain View, CA  94043

Attention:  General Counsel

Facsimile:  650-965-8637

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA  94306

Attention: Timothy J. Moore

Facsimile:  650-849-7400

if to Walter Chan:

Law offices of Philip R. McCowan

1570 The Alameda

Suite 250

San Jose, CA  95126

Attention:  Philip R. McCowan

Facsimile:  408-283-9393

if to An-Chang Deng:

Morgan, Franich, Fredkin & Marsh

99 Almaden Boulevard,

Suite 1000

San Jose, CA  95113-1613

Attention: Mark B. Fredkin

Facsimile: (408) 288-8325

if to Iouri Feinberg:

Sideman & Bancroft LLP

One Embarcadero Center, 8th Fl.

San Francisco, CA 94111

Attention: Donald J. Putterman

Facsimile:  (415) 392-0827

if to Andrei Tcherniaev:

Sideman & Bancroft LLP

One Embarcadero Center, 8th Fl.

San Francisco, CA 94111

Attention: Donald J. Putterman

Facsimile:  (415) 392-0827

if to Jeh-Fu Tuan:

Thoits, Love, Hershberger & McLean

245 Lytton Avenue, Suite 300

Palo Alto, California 94301-1426

Attention:  William J. McLean

Facsimile:  (650) 325-5572

if to Sang S. Wang:

Robinson & Wood, Inc.

227 North First Street

San Jose, CA  95113

Attention: Archie S. Robinson

Facsimile:  (408) 298-0477

7.4                               Confidentiality and Publicity.  On and at all times after the date of this Settlement Agreement (both before and after the Closing), each Specified Individual shall ensure that:

(a)                                  no press release or other publicity or disclosure of any nature regarding any of the Specified Actions is issued or otherwise disseminated by or on behalf of such Specified Individual or any of his Representatives; and

(b)                                  such Specified Individual keeps strictly confidential, and does not use or disclose to any other Person, any non-public document or other non-public information in such Specified Individual’s possession that relates directly or indirectly to the business of any Acquired Corporation, Parent or any affiliate of Parent;

provided, however, that nothing in this Section 7.4 shall limit or restrict any Specified Individual from taking any action in his capacity as a director or officer of the Company that the Company would otherwise be permitted to take pursuant to Section 5.8 of the Merger Agreement.

7.5                               Headings.  The bold headings contained in this Settlement Agreement are for convenience of reference only, shall not be deemed to be a part of this Settlement Agreement and shall not be referred to in connection with the construction or interpretation of this Settlement Agreement.

7.6                               Counterparts.  This Settlement Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

7.7                               Governing Law; Venue.

(a)                                  This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(b)                                  Subject to Section 7.7(d), (i) prior to the Closing, any legal action or other legal proceeding relating to this Settlement Agreement or the enforcement of any provision of this Settlement Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware or in the State of California, County of Santa Clara, and (ii) after the Closing, any legal action or other legal proceeding relating to this Settlement Agreement or the enforcement of any provision of this Settlement Agreement may be brought or otherwise commenced in any state or federal court located in the State of California, County of Santa Clara.

(c)                                  As to any legal action or other legal proceeding commenced pursuant to Section 7.7(b), each party to this Settlement Agreement:

(i)                                    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware or in the State of California, County of Santa Clara (and each appellate court located in the State of Delaware or in the State of California, County of Santa Clara) in connection with any such action or proceeding;

(ii)                                irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 7.3 of this Settlement Agreement (it being understood that nothing in this Section 7.7(c)(ii) shall affect the right of any party to serve process in any other manner permitted by law);

(iii)                            agrees that each state and federal court located in the State of Delaware or in the State of California, County of Santa Clara, shall be deemed to be a convenient forum; and

(iv)                               agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding commenced in any state or federal court located in the State of Delaware or in the State of California, County of Santa Clara, any claim that such party is not subject personally to the jurisdiction of such court, that such action or proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Settlement Agreement or the subject matter of this Settlement Agreement may not be enforced in or by such court.

(d)                                  Each Specified Individual agrees that (i) if any legal action or other legal proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against such Specified Individual (whether before or after the Closing) in such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such action or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto, and (ii) if any legal action or other legal proceeding relating directly or indirectly to the Merger Agreement or any Related Document or to any of the Specified Actions is at any time pending in any state or federal court located in the State of Delaware, then any legal action or other legal proceeding relating to this Settlement Agreement may be brought or otherwise commenced (before or after the Closing) in any state or federal court located in the State of Delaware.

7.8                               Successors and Assigns.  This Settlement Agreement shall be binding upon the Specified Individuals and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) and Parent and its successors and assigns (if any).  This Settlement Agreement shall inure to the benefit of the Specified Individuals, Parent and the other Indemnitees (subject to Section 6.4) and the respective successors and assigns (if any) of the foregoing.  Parent may freely assign any or all of its rights under this Settlement Agreement (including its indemnification rights under Section 6), in whole or in part, to any other Person without obtaining the Consent of any other party hereto or of any other Person.  No Specified Individual shall assign any of his rights or obligations under this Settlement Agreement without the prior written consent of Parent.

7.9                               Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties hereto agree that in the event of any breach or threatened breach by a party to this Settlement Agreement of any covenant, obligation or other provision contained in this Settlement Agreement, the other parties to this Settlement Agreement shall be entitled (in addition to any other remedy that may be available to them) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

7.10                        Waiver.

(a)                                  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Settlement Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Settlement Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                  No Person shall be deemed to have waived any claim arising out of this Settlement Agreement, or any power, right, privilege or remedy under this Settlement Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.11                        Amendments.  This Settlement Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and each Specified Individual.

7.12                        Termination.  This Settlement Agreement shall terminate upon the valid termination of the Merger Agreement; provided, however, that the termination of this Settlement Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation, warranty, covenant, obligation or other provision contained in this Settlement Agreement occurring prior to such termination.

7.13                        Non-Exclusivity.

(a)                                  The respective rights and remedies of Parent and the Specified Individuals under this Settlement Agreement are not exclusive of or limited by any other rights or remedies that they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of Parent and the Specified Individuals under this Settlement Agreement are in addition to its rights and remedies under all applicable Legal Requirements.  Nothing in this Settlement Agreement shall limit any of the obligations or liabilities of Parent or any Specified Individual or any of the rights or remedies of Parent or any Specified Individual under any of the Related Documents; and nothing in any of the Related Documents shall limit any of the obligations or liabilities of Parent or any Specified Individual or any of the rights or remedies of Parent or any Specified Individual under this Settlement Agreement.  No breach on the part of Parent or the Company of any covenant or obligation contained in any Related Document shall limit or otherwise affect any right or remedy of Parent under this Settlement Agreement or any other Related Document, and no breach on the part of Parent of any covenant or obligation contained in this Settlement Agreement shall limit or otherwise affect any right or remedy of Parent under any of the Related Documents.  Similarly, no breach on the part of any Specified Individual of any covenant or obligation contained in any Related Document shall limit or otherwise affect any right or remedy of such Specified Individual under this Settlement Agreement or any other Related Document, and no breach on the part of any Specified Individual of any covenant or obligation contained in this Settlement Agreement shall limit or otherwise affect any right or remedy of such Specified Individual under any of the Related Documents. The covenants and obligations of the Specified Individuals set forth in this Settlement Agreement shall be construed as independent of any other agreement or arrangement between any Specified Individual, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by any Specified Individual against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against such Specified Individual.

(b)                                  The covenants and obligations of each Specified Individual contained in this Settlement Agreement are intended to benefit Parent and the other Indemnitees but are not intended to benefit any of the other Specified Individuals.

7.14                        Severability.  Any term or provision of this Settlement Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Settlement Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Settlement Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases from such term or provision or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Settlement Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.15                        Entire Agreement.  This Settlement Agreement and the Related Documents executed contemporaneously with this Settlement Agreement set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

7.16                        Construction.

(a)                                  For purposes of this Settlement Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)                                  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Settlement Agreement.

(c)                                  As used in this Settlement Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                  Except as otherwise indicated, all references in this Settlement Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Settlement Agreement and Exhibits and Schedules to this Settlement Agreement.

The parties hereto have caused this Settlement Agreement to be executed and delivered as of the date first written above.

SYNOPSYS, INC.

By:	/s/ Steven K. Shevick
Steven K. Shevick
Sr. Vice President and
Chief Financial Officer

SPECIFIED INDIVIDUALS

/s/ Walter Chan
Walter Chan

/s/ An-Chang Deng
An-Chang Deng

/s/ Iouri Feinberg
Iouri Feinberg

/s/ Andrei Tcherniaev
Andrei Tcherniaev

/s/ Jeh-Fu Tuan
Jeh-Fu Tuan

/s/ Sang W. Wang
Sang S. Wang

AGREEMENT AND ACKNOWLEDGMENT BY CERTAIN ASSOCIATES

Each of the undersigned Persons (the “Associated Persons”) hereby represents, agrees and acknowledges as follows:

1. Such Associated Person is an “Associate” (as defined in this Settlement Agreement) of the Specified Individual listed above the name of such Associated Person on Exhibit F (such Specified Individual being hereinafter referred to as such Associated Person’s “Related Specified Individual”).

2. For all purposes of this Settlement Agreement: (a) all of the shares of Company Common Stock owned (of record or beneficially) by such Associated Person shall be treated as if they were owned individually by such Associated Person’s Related Specified Individual; and (b) if such Associated Person’s Related Specified Individual is determined to be an Eligible Specified Individual, all of the shares of Company Common Stock owned (of record or beneficially) by such Associated Person shall be treated as if they were owned individually by such Associated Person’s Related Specified Individual as an Eligible Specified Individual.

3. Without limiting the foregoing, and without limiting any other rights of Parent under this Settlement Agreement, each of the Associated Persons hereby acknowledges and agrees that (without limiting any right of setoff or other similar right that Parent may have at common law or otherwise):

(a) pursuant to Section 1.3(a) of the Settlement Agreement, Parent shall have the right to withhold and deduct the portion of the Settlement Amount of such Associated Person’s Related Specified Individual set forth on Exhibit F opposite the name of such Associated Person from any amount otherwise payable to such Associated Person pursuant to Section 1.5 of the Merger Agreement; and

(b) pursuant to Section 1.3(b) of the Settlement Agreement, if such Associated Person’s Related Specified Individual is an Eligible Specified Individual and makes a valid Setoff Election, then Parent shall, pursuant to Section 1.3(a) of the Settlement Agreement, withhold and deduct the portion of the Settlement Amount of such Associated Person’s Related Specified Individual set forth on Exhibit F opposite the name of such Associated Person from any amount otherwise payable to such Associated Person pursuant to Section 1.5 of the Merger Agreement.

4. If such Associated Person is a trust (or the trustee of a trust), there are no beneficiaries of such trust other than (a) such Associated Person’s Related Specified Individual and (b) members of the immediate family of such Associated Person’s Related Specified Individual.

5. Without limiting any of the foregoing, where necessary or appropriate to effectuate any of the matters set forth above, all references to “Specified Individuals” in the Settlement Agreement (including in Sections 2.7, 2.8, 2.9, 4.5 and 7.7 of the Settlement Agreement) shall be deemed to include references to the Associated Persons, and such Associated Person agrees to be bound by all provisions of the Settlement Agreement consistent with the foregoing to the same extent as if such Associated Person were a Specified Individual.

/s/ Mei Chien Lu
Mei Chien Lu

/s/ Mei Chien Lu and An-Chang Deng
Mei Chien Lu & An-Chang Deng JT

/s/ Walter Chan and Winnie S. Chan
Walter Chan & Winnie S. Chan Tr. Chan Family Revocable Trust

/s/ Winnie Chan
Winnie Chan c/f Austin Chan UTMA

/s/ Iouri Feinberg and Ioulia Korobko
Iouri Feinberg and Ioulia Korobko Tr Iouri Feinberg and Ioulia Korobko Trust UA DTD 2/25/02

/s/ Andrei Tcherniaev and Elena Ivannikova
Andrei Tcherniaev & Elena Ivannikova Tr, Andrei Tcherniaev & Elena Ivannikova Trust U/A 2/7/02

/s/ Sang Wang
Wang Living Trust U/A DTD 10/4/96

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Settlement Agreement (including this Exhibit A):

Affiliated Parties.  “Affiliated Parties,” when used with respect to a Specified Individual, shall mean: (a) such Specified Individual’s predecessors, successors, executors, administrators, heirs and estate; (b) such Specified Individual’s past, present and future assigns, agents and Representatives; (c) each Entity that such Specified Individual has the power to bind (by such Specified Individual’s acts or signature) or over which such Specified Individual directly or indirectly exercises control (other than the Acquired Corporations); and (d) each Entity of which such Specified Individual owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

Associate.  “Associate,” when used with respect to a Specified Individual, shall mean any Person who is a member of the family of any Specified Individual or in which any Specified Individual or any member of the family of any Specified Individual directly or indirectly owns (of record or beneficially), individually or together with one or more other Associates of such Specified Individual, more than 5% of the outstanding equity,  economic, voting or beneficial interests.  For purposes of the preceding sentence, a Specified Individual’s family members shall be deemed to include only: (a) such Specified Individual’s spouse, parents, grandparents, children, grandchildren, siblings, uncles, aunts, nephews, nieces, first cousins, second cousins and third cousins; and (b) the parents, grandparents, children, grandchildren, siblings, uncles, aunts, nephews, nieces, first cousins, second cousins and third cousins of such Specified Individual’s spouse.

Claims.  “Claims” shall mean all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including:  (a) any unknown, unsuspected or undisclosed claim; (b) any claim or right that may be asserted or exercised by a Specified Individual or any Affiliated Party of such Specified Individual in such Person’s capacity as a stockholder, director, officer or employee of any Acquired Corporation or in any other capacity; and (c) any claim, right or cause of action based upon (1) the certificate of incorporation, bylaws or other charter or organizational document of any Acquired Corporation, (2) any breach of any express or implied Contract or any (3) violation of any Legal Requirement.

Damages.  “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Indemnitees.  “Indemnitees” shall mean the Persons described in clauses “(a),” “(b),” “(c)” and “(d)” of the definition of “Releasees” herein; provided, however, that none of the Acquired Corporations shall be entitled to exercise any rights as an Indemnitee prior to the Closing.

Related Documents.  “Related Documents” shall mean the following agreements and documents: (a) the Merger Agreement; (b) the Voting Agreements and Proxies related thereto, the Stipulation to Stay Action and Tolling Agreement, the Intellectual Property Assignment Agreements, the resignations letters executed by the Specified Individuals, the Relinquishment Agreements, the Noncompetition Agreements, the Consulting Agreements and the Cooperation and Support Agreements referred to in Recital “C” of the Settlement Agreement; (c) the other documents to be executed by the Specified Individuals pursuant to Sections 1.1(b), 1.2(a)(i), 1.2(a)(ii) and 1.2(a)(iii) of the Settlement Agreement; and (d) the other documents to be executed by Parent pursuant to Sections 1.2(b) and 1.2(c) of the Settlement Agreement.

Released Claims.  “Released Claims” shall mean each and every Claim that (a) any Specified Individual or any Affiliated Party of any Specified Individual may have had in the past, may now have or may have in the future against any of the Releasees, and (b) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of the Settlement Agreement.

Releasees.  “Releasees” shall mean:  (a) Parent; (b) Parent’s current and future affiliates (including the Company and the other Acquired Corporations); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” of this sentence; (d) the respective successors and past, present and future assigns of the Persons identified or otherwise referred to in clauses “(a)” through “(c)” of this sentence; and (e) each officer and director of the Company as of the Closing Date.

Specified Actions.  “Specified Actions” shall mean the transactions and actions contemplated by the Settlement Agreement and the Related Documents.

EXHIBIT F

SETTLEMENT AMOUNTS

Specified Individual	Settlement Amount
Walter Chan	$
Associates
Walter Chan & Winnie S. Chan Tr. Chan Family Revocable Trust	$

Winnie Chan c/f Austin Chan UTMA	$

An-Chang Deng	$
Associates
Mei-Chan Lu & An-Chang Deng JT	$
Mei-Chien Lu	$

Iouri Feinberg	$
Associates
Iouri Feinberg and Ioulia Korobko Tr Iouri Feinberg and Ioulia Korobko Turst UA DTD 2/25/02	$

Andrei Tcherniaev	$
Associates
Andrei Tcherniaev & Elena Ivannikova Tr, Andrei Tcherniaev & Elena Ivannikova Trust U/A 2/7/02	$

Jeh-Fu Tuan	$

Sang S. Wang	$
Associates
Wang Living Trust U/A DTD 10/4/96	$